Exhibit 99.1
Earthstone Energy, Inc. Announces Extension of Revolving Credit Facility and Increased Borrowing Base

The Woodlands, Texas, June 2, 2022 – Earthstone Energy, Inc. (NYSE: ESTE) (“Earthstone” or the “Company”), announced today it entered into an amendment to the Company’s senior secured revolving credit facility (the “Credit Facility”), extending the maturity of the Credit Facility to June 2027, increasing the Borrowing Base from $1.325 billion to $1.4 billion and reducing the interest rate for amounts outstanding, amongst other things. Elected commitments under the Credit Facility remain at $800 million.

Robert J. Anderson, Earthstone’s President and Chief Executive Officer, commented, “Our lending group has been a critical part of providing funding for the six acquisitions we have consummated in the past year and a half, and we are greatly appreciative of their ongoing support. Our liquidity under the Credit Facility is strong and we continue to expect to pay down significant amounts outstanding under our Credit Facility for the remainder of 2022. With the extension of the tenor of our Credit Facility, we have no debt maturities until 2027, providing Earthstone with continued financial flexibility as we continue to pursue consolidation opportunities in the Permian Basin.”

About Earthstone Energy, Inc.

Earthstone Energy, Inc. is a growth-oriented, independent energy company engaged in acquisitions and the development and operation of oil and natural gas properties. Its primary assets are located in the Permian Basin of west Texas and New Mexico. Earthstone is listed on the New York Stock Exchange under the symbol “ESTE.” For more information, visit Earthstone’s website at www.earthstoneenergy.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “forecast,” “guidance,” “target,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in Earthstone’s annual report on Form 10-K for the year ended December 31, 2021, recent quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission (“SEC”) filings. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact

Scott Thelander
Vice President of Finance
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
scott@earthstoneenergy.com